Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-19241) of The Burlington Northern Santa Fe Corporation of our report dated July 6, 2004 relating to the financial statements of The Burlington Northern Santa Fe Investment and Retirement Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP
Fort Worth, Texas
July 9, 2004